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                                                                  EXHIBIT 10.26

                                October 21, 1997



Norman Frankel, Vice President Sales/Marketing
Standard Textile Co., Inc.
P.O. Box 371805
Cincinnati, Ohio  45222-1805

Dear Norman:

         This confirms the terms under which Sterile Recoveries, Inc. ("SRI") and Standard Textile Co., Inc. ("Standard") will engage in certain transactions with each other and sales efforts on each other's behalf.

Background

         Standard manufactures and distributes reusable products to hospitals and their vendors, including gowns, drapes, and towels. Standard enjoys long-standing contractual relationships with VHA, which represents hospitals in purchasing products and services. Standard's relationship with VHA makes it a preferred vendor to VHA's member hospitals. Standard's relationship with VHA is evidenced by a Purchase Agreement dated September 25, 1995, and letter agreement of the same date directed by William J. Elliott of VHA to Gary Heiman of Standard (collectively, the "Purchase Agreement").

         SRI provides daily delivery and retrieval of its reusable surgical products to hospitals and surgery centers located throughout most of the United States. Its reusable surgical products include gowns, towels, drapes, stainless steel basins, and boots. SRI owns its products and supplies them to hospitals on a per use basis. SRI's hospital customers can offer their staff the comfort and protection of reusable surgical products, without the substantial product and facility investments typically required to use them.

         SRI and Standard desire to establish mutually beneficial arrangements for the following:


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Standard Textile Co., Inc.
October 21, 1997
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         1. Beginning October 1, 1997, SRI will contract with Standard to manufacture a portion of SRI's liquid resistant gowns, using fabric provided by SRI's selected suppliers.

         2. Standard will initiate efforts to develop a substitute fabric for SRI's liquid resistant gowns that compares favorably with SRI's existing fabric in cost, quality, and performance.

         3. Standard will develop additional high quality reusable surgical products.

         4. SRI will contract with Standard to purchase its draping system and patented drape products, as necessary to support a portion of its customer needs, subject to further discussions regarding implementation of the program.

         5. SRI and Standard plan to continue offering competitive reusable surgical product services in those markets in which they currently offer those services.

The parties also desire to establish the other elements of their relationship set forth in this letter agreement.

Agreements

         Gown supply. SRI will purchase liquid resistant reusable surgical gowns from Standard in minimum quantities that roughly correspond to SRI's new gown needs generated by the parties' joint sales efforts with VHA as described below. Standard will assemble the gowns according to SRI's specifications from fabric provided by SRI's suppliers under arrangements made by SRI. SRI will order gowns through periodic purchase orders that specify size, quantity, and other product attributes and provide for price and payment terms (net 30 days proposed) that are market competitive. The purchased gowns need not be dedicated to VHA hospitals.

         New Product Development. The parties contemplate that Standard will devote resources to developing reusable surgical products that look, act, feel, and test at least comparably in quality to the products that SRI has available from time to time from other suppliers. Although it makes no minimum purchase commitment, SRI expects to purchase these products, provided they satisfy SRI's cost and quality tests.

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Standard Textile Co., Inc.
October 21, 1997
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         Additional Products. SRI may purchase from Standard additional reusable surgical products, including some of Standard's patented products such as drapes, to fulfill a portion of its needs for reusable surgical product service. SRI will order drapes through periodic purchase orders that specify size, quantity, and other product attributes and provide for price and payment terms that are competitive in the market.

         Joint Sales Efforts. Beginning October 1, 1997, Standard will facilitate SRI's direct sale of its reusable surgical product service to targeted VHA member hospitals. Standard will confirm that VHA will include SRI services as products offered under the Purchasing Agreement currently in effect between Standard and VHA. SRI and Standard will jointly develop a sales plan for VHA and coordinate their respective sales forces' efforts to effectively introduce and implement SRI's program at each targeted hospital. Nothing in this Agreement precludes each party from continuing to offer competitive reusable surgical product services in the markets that they currently service.

         VHA Administrative Fees. SRI will deliver to Standard each month a report listing SRI's VHA accounts originated since October 1, 1997, the amounts that SRI billed to those accounts during the previous month, and a computation of the administrative fees due VHA under the Purchase Agreement. These monthly reports will be based on successive four week, four week, and five week periods in each quarter. SRI will provide the reports and remit the associated administrative fees to Standard within ten days following the close of each reporting period. For purposes of this calculation, only those VHA hospital accounts initiating service or executing a new agreement after October 1, 1997 will be listed in the reports and included in the VHA administrative fees. Standard will promptly pay to VHA the gross amount of SRI's payments, and provide the corresponding hospital accounts listing and sales totals.

         Term. This Agreement will be for an initial term of two years. After this initial two-year term, this Agreement is terminable by either party with 90 days prior written notice to the other party. On any termination of this Agreement, Standard will return to SRI any unused fabric, but the parties will not otherwise have any further obligations under this Agreement.

         Relationship of the Parties. Neither party to this Agreement is an agent, partner, or legal representative of the other for any purpose, and neither party is authorized to assume or create, in writing or otherwise, an obligation of any kind in the name or on behalf of the other party. This Agreement is not to be construed to create a financial

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Standard Textile Co., Inc.
October 21, 1997
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interest in the other party's business or to constitute a partnership or joint venture between the parties.

         VHA Approval. Standard has confirmed with VHA that it will include SRI services as products offered under the Purchase Agreement and otherwise secured from VHA any requisite approvals for SRI to perform the services contemplated by this Agreement. The Purchase Agreement is Standard's entire agreement with VHA with respect to Standard's provision of reusable surgical products to VHA member hospitals.

         Confidentiality. During the term of this Agreement, each party might furnish or make available to the other party proprietary or confidential information pertaining to their products, services, customers, and business operations that is designated by name, trademark, or other appropriate text to be proprietary or confidential in nature ("Restricted Information"). All Restricted Information furnished or made available to the other party during the term of this Agreement, however and whenever acquired, will remain the property of the party furnishing the information. Each party shall treat this information as strictly confidential, shall use it solely for the purposes contemplated by this Agreement, and shall not reveal, divulge, disclose, or duplicate any Restricted Information without the other party's written consent, except for the party's employees who need to know the information for purposes of carrying out the purposes of this Agreement. However, the party receiving the Restricted Information shall direct its employees who have access to the Restricted Information to treat it as strictly confidential, and shall indemnify the other party and hold it harmless from, any damage resulting from a breach of confidentiality caused by any of its employees.

         Legal Provisions. The parties may execute this Agreement in counterparts. Each executed counterpart to this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement.

        Notices. Except for oral requests and notices expressly authorized by this Agreement, every notice, request, demand, consent, approval, and other communication required or permitted under this Agreement will be valid only if it is given in writing (or sent by telecopy and promptly confirmed in writing), conspicuously marked "FOR IMMEDIATE ATTENTION," and addressed by the sender to the appropriate party in the manner set forth below:


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Standard Textile Co., Inc.
October 21, 1997
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                (a)      If to Standard:

                         Standard Textile Co., Inc.
                         P.O. Box 371805
                         Cincinnati, Ohio  45222-1805
                         Attention:  Norman Frankel
                                     Vice President Sales/Marketing
                         Telecopier: (513) 761-0379

                (b)      If to SRI:

                         Sterile Recoveries, Inc.
                         28100 U.S. Highway 19 North, State 201
                         Clearwater, FL  34621
                         Attention:   Bertram T. Martin, Jr.
                                      Executive Vice President
                         Telecopier: (813) 725-8037

or to such other address as a party designates by notice to the other party. A validly given notice, request, demand, consent, approval, or other communication will be effective on its receipt.

                                           Very truly yours,

                                           STERILE RECOVERIES, INC.

                                           By:  /s/ Bertram T. Martin, Jr.
                                              -------------------------------
                                              Bertram T. Martin, Jr.
                                              Executive Vice President
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Standard Textile Co., Inc.
October 21, 1997
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ACCEPTED AND AGREED this 21st day of October, 1997.

STANDARD TEXTILE CO., INC.

By: /s/   Norman Frankel
   ---------------------
   Norman Frankel
   Vice President Sales/Marketing